UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2010
Citizens First Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-32041	38-3573852
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification
incorporation)		Number)

525 Water Street, Port Huron, Michigan (Address of principal executive offices)	48060 (Zip Code)
Registrant’s telephone number, including area code: (810) 987-8300
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d—2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership.
     On April 30, 2010, the Michigan Office of Financial and Insurance Regulation closed CF Bancorp (the “Bank”), which is a wholly owned banking subsidiary of Citizens First Bancorp, Inc. (the “Company”), and the Federal Deposit Insurance Corporation (“FDIC”) was named as the receiver of the Bank. The Company’s principal asset is the capital stock it owns in the Bank. As a result of the closure of the Bank, the Company has minimal remaining assets.
     As the direct owner of all of the capital stock of the Bank, the Company would be entitled to the net recoveries, if any, following the liquidation or sale of the Bank or its assets by the FDIC. However, at this time, the Company does not believe that any recovery will be realized. Accordingly, the Company’s common stock is likely to be of no value.
     The Company is currently evaluating its options for winding down the affairs of the Company.
     In connection with the closure of the Bank, the FDIC issued a press release, dated April 30, 2010, providing the following:
•	The FDIC entered into a purchase and assumption agreement with First Michigan Bank, Troy, Michigan to assume all of the deposits of the Bank. Accordingly, all depositors of the Bank, including those with deposits in excess of the FDIC’s insurance limits, will automatically become depositors of First Michigan Bank for the full amount of their deposits, and they will continue to have uninterrupted access to their deposits. Deposits with First Michigan Bank will continue to be insured by the FDIC, so there is no need for customers to change their banking relationship to retain their deposit insurance.

•	The Bank’s 22 banking offices reopened on Saturday, May 1, 2010, as branches of First Michigan Bank. However, for a period of time, customers of the Bank should continue to use the Bank’s office locations until First Michigan Bank can fully integrate the deposit records of the Bank.

•	Customers who have questions about the foregoing matters, or who would like more information about the closure of the Bank, can visit the FDIC’s web site located at http://www.fdic.gov, or call the FDIC toll-free at (800) 895-3212.
     A complete copy of the FDIC’s press release can be found on the Internet at www.fdic.gov.

Item 4.01 Changes in Registrant’s Certifying Accountant
On May 3, 2010, the Company received notification from BDO Seidman (“BDO”) of their resignation as the Company’s independent registered public accounting firm. BDO’s reports on the Company’s consolidated financial statements for each of the years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principle.
During the years ended December 31, 2008 and 2007, and through May 4, 2010, there were no disagreements between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to BDO’s satisfaction, would have caused BDO to make reference to thereto in its reports on the consolidated financial statements of the Company for such years.
Except for the following, none of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred during the years ended December 31, 2008 and 2007, or through May 4, 2010. BDO’s report dated April 15, 2009 expressed an adverse opinion in connection with its audit of the Company’s internal control over financial reporting as of December 31, 2008, as a result of an identified material weakness regarding management’s other-than-temporary impairment of its non-agency collateralized mortgage obligation portfolio and a material weakness regarding controls over the financial reporting close and the Form 10-K preparation process.
The Company has furnished BDO with a copy of the foregoing disclosure and requested that BDO furnish it with a letter addressed to the Securities and Exchange Commission, stating whether it agrees with the statements made by the Company herein and, if not, stating the respects in which it does not agree. A copy of the letter is filed as Exhibit 16.1 to this Form 8-K.
No successor accountant has been selected or engaged at this time.
Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On May 1, 2010, immediately following the closure of the Bank, Mr. Thomas J. Young, Interim CFO of the Company, resigned.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
Exhibit No. Description
16.1 Letter from BDO to the Securities and Exchange Commission, dated May 6, 2010, regarding agreement with the statements made in this Form 8-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 6, 2010	Citizens First Bancorp, Inc.
	By:	/s/ Marshall J. Campbell
Marshall J. Campbell
Chairman, President and Chief Executive Officer